Exhibit 99.2

Reconciliations

					Four
					Quarters Ended
	June 26,	September 25,	January 1,	April 2,	April 2,
	2008 (2)	2008 (2)	2009 (2)	2009	2009 (2)

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities
(dollars in millions)
(unaudited)
EBITDA	$119.9	$133.3	$140.5	$122.8	$516.5
Interest expense, net	(31.0)	(29.9)	(36.6)	(37.2)	(134.7)
Provision for income taxes	(14.7)	(21.3)	(19.4)	(14.4)	(69.8)
Deferred income taxes	(28.0)	(2.0)	9.1	(1.6)	(22.5)
Changes in operating assets and liabilities	30.0	(127.5)	38.7	4.4	(54.4)
Gain on sale of Fandango interest	—	—	(3.4)	—	(3.4)
Other items, net	9.1	18.0	14.9	14.4	56.4
Net cash provided by (used in) operating activities	$85.3	$(29.4)	$143.8	$88.4	$288.1

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)
(unaudited)
EBITDA	$119.9	$133.3	$140.5	$122.8	$516.5
Gain on sale of Fandango interest	—	—	(3.4)	—	(3.4)
Net loss on disposal and impairment of operating assets	2.3	11.5	6.4	5.4	25.6
Share-based compensation expense	1.5	1.4	1.4	1.6	5.9
Joint venture employee compensation	0.1	0.1	0.1	—	0.3
Noncontrolling interest and other, net	0.6	0.6	0.8	0.2	2.2
Adjusted EBITDA (1)	$124.4	$146.9	$145.8	$130.0	$547.1

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in millions)
(unaudited)
Net cash provided by (used in) operating activities	$85.3	$(29.4)	$143.8	$88.4	$288.1
Capital expenditures	(45.8)	(28.5)	(32.6)	(27.9)	(134.8)
Proceeds from asset sales	3.3	0.3	—	0.4	4.0
Free cash flow (1)	$42.8	$(57.6)	$111.2	$60.9	$157.3

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, gain on sale of Fandango interest, net loss on disposal and impairment of operating assets, share-based compensation expense, joint venture employee compensation, noncontrolling interest and other, net) was approximately $547.1 million for the four quarters ended April 2, 2009.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of liquidity under U.S. generally accepted accounting principles and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with U.S. generally accepted accounting principles for purposes of analyzing our liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management's discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.

(2) Effective January 2, 2009, we retrospectively adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”).  Our 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes are within the scope of FSP 14-1; therefore, we were required to retrospectively record the debt portions of the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes at their fair values as of the respective dates of issuance and amortize the related debt discount into interest expense over the life of each debt instrument during the periods in which the debt instruments are outstanding.

During the quarters ended June 26, 2008, September 25, 2008 and January 1, 2009, we retrospectively recorded approximately $1.0 million, $0.9 million and $1.0 million, respectively of non-cash interest expense for the 6¼% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes. In addition, for the quarter ended June 26, 2008, the amount previously recorded for loss on debt extinguishment was retrospectively adjusted by $(17.7) million.  Related amounts previously recorded for provision for income taxes for the quarters ended June 26, 2008, September 25, 2008 and January 1, 2009 were adjusted by approximately $6.2 million, $(0.3) million and $(0.4) million, respectively.  The resulting increase (decrease) to net income from the adoption of FSP 14-1 was approximately $10.5 million, $(0.6) million and $(0.6) million, respectively for the quarters ended June 26, 2008, September 25, 2008 and January 1, 2009.